AMENDED FUND ESCROW AGREEMENT


     THIS AMENDED FUND ESCROW AGREEMENT (the "Agreement") is made and entered into this 22nd day of June, 2001, by and between WEDGE NET EXPERTS, INC., a California corporation, 1706 Winding Ridge Road, Knoxville, Tennessee 37922 (the "Company"), and FIRSTBANK OF LITTLETON, 101 West County Line Road, Littleton, Colorado 80126 (the "Escrow Agent"). This Agreement amends and supersedes that certain Fund Escrow Agreement dated August 1st, 2000, between the Company and the Escrow Agent.

     WHEREAS, the Company desires to make an offering to the public of $150,000 worth of shares of the Company's common stock, $.001 par value per share (the "Common Stock"), at $.05 per share, on a $40,000 "best efforts, all-or-none" basis and an additional $110,000 worth of shares of Common Stock on a best efforts only basis, under an arrangement whereby all shares of Common Stock are to be offered to the public through the executive officers and directors of the Company, in an offering conducted pursuant to a Registration Statement on Form SB-2 filed with the U.S. Securities and Exchange Commission under Section 5 of the Securities Act of 1933, as amended, and Section 11-51-308(1)(p) of the Colorado Securities Act, as amended, Section 451.703 of the Michigan Uniform Securities Act, as amended, and Section 90.480 of the Nevada Revised Statutes, as amended (the "Public Offering"); and


     WHEREAS, the parties wish to enter into the Agreement pursuant to which the gross proceeds from the first $40,000 worth of shares of Common Stock sold in the Public Offering would be impounded in escrow, which gross proceeds may be released to the Company only in the event of the sale of a minimum of $40,000 worth of shares of Common Stock within the time set forth herein and, otherwise, the escrowed gross proceeds are to be returned by the Escrow Agent to the subscribers without deduction for commissions or expenses and without interest thereon; and

     WHEREAS, the Company and the Escrow Agent desire to enter into the Agreement with respect to the above-described escrow.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, IT IS HEREBY AGREED as follows:

     1. The Company shall deliver to the Escrow Agent, by noon of the next business day following receipt thereof, all proceeds from the sale of the first $40,000 worth of shares of Common Stock sold in the Public Offering, together with a written account of the sales setting forth, among other things, the names and addresses of the subscribers, the number of shares of Common Stock purchased by each, the amount paid therefor, the date of the sale and whether the consideration received was in the form of cash or evidenced by a check.

     2. All money delivered to the Escrow Agent pursuant hereto shall be deposited immediately by the Escrow Agent into a separate non-interest bearing account described as the "Wedge Net Experts, Inc. FirstBank of Littleton Escrow Acount" (the "Escrow Account") and shall be made payable to "FirstBank - Escrow Agent." The Escrow Account shall be created and maintained pursuant to the rules and regulations of the Escrow Agent pertaining to such accounts, including the FirstBank Deposit Account Agreement.

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     3. During the Escrow Period (as hereinafter  defined),  none of the amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity, and, except as expressly provided herein with respect to payments by the Escrow Agent to the Company, the Escrow Agent shall make or permit no disbursement from the Escrow Account. The Escrow Agent shall not be required to make any disbursement until all funds deposited are collected and paid.

     4. The Escrow Period shall begin on the date of the Prospectus (the "Prospectus") and shall terminate on the first to occur of the following dates:

          A. Ninety (90) days after the date of the Prospectus. The termination date in the preceding sentence may be extended for a period of ninety (90) days at the election of the Company, with a copy of such notice of extension provided to the Escrow Agent.


          B. The date upon which gross proceeds of $40,000 from the sale of shares of Common Stock have been deposited with the Escrow Agent and are collected and paid. This period may be extended until up to the total of $150,000 worth of shares of Common Stock has been sold at the election of the Company, but not beyond the date provided in paragraph 4.A. above.


          C. At the election of the Company with a copy of such notice of termination provided to the Escrow Agent.


     5. In the event that the Escrow Period terminates pursuant to paragraph 4.A. or 4.C. above, the Escrow Agent, on the basis of its records, shall promptly return to each of the subscribers the amount paid by them for the purchase of the shares of Common Stock collected by the Escrow Agent, without interest or deduction. Each amount paid or payable to each subscriber pursuant to this paragraph shall be deemed to be the property of each subscriber, free and clear of any or all claims of the Company or of any of its creditors, and the respective agreements to purchase the shares of Common Stock made with respect to the Public Offering shall thereupon be deemed to be canceled without any further liability of said subscribers to pay for the shares of Common Stock purchased. The Escrow Agent shall be required to make such payment only to the person named in the written account of each sale to be furnished by the Company pursuant to paragraph 1 hereof at the address given in such written account. With regard to any funds payable to subscribers which the Escrow Agent cannot disburse to said subscribers because the address given in the written account is defective or which the Escrow Agent cannot, for any other reason, disburse to said subscribers, the Escrow Agent shall at its option and sole discretion either: (a) deposit said funds with the Clerk of the District Court of the County of Arapahoe, State of Colorado, and interplead the parties hereto, or (b) pay said funds to the Company at its principal place of business at 1706 Winding Ridge Road, Knoxville, Tennessee 37922, no later than thirty (30) calendar days after the termination of the Escrow Period. Upon so depositing such funds and filing its complaint in interpleader under subparagraph (a) of this paragraph 5

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


or upon making payment to the Company under subparagraph (b) of this paragraph 5, the Escrow Agent shall be completely discharged and released from all further liability under the terms hereof. If the Escrow Agent elects to invoke subparagraph (a) of this paragraph 5, the parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph. The Escrow Agent shall be entitled to recover from the interpled funds all attorneys' fees and costs associated with the interpleader action.


     6. In the event the Escrow Period terminates pursuant to paragraph 4.B., the Escrow Agent shall pay over to the Company all funds in the Escrow Account without interest thereon or deduction therefrom as promptly as possible, but in no event later than ten (10) business days after such termination and on the basis of its records, in accordance with written instructions to the Escrow Agent, which shall specify the date, time and place of delivery of the proceeds and the amount of the proceeds to be paid to the Company. At such time as the Escrow Agent shall have made the payments and remittances provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

     7. The Company shall give the Escrow Agent notice of the date upon which the Public Offering will commence.

     8. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder to the Company, or to any other party, except as expressly set forth herein. This Agreement is made between the signatory parties only.

     9. The Escrow Agent shall have no obligation to invest any of the deposited funds or to pay interest thereon.

     10. The Escrow Agent shall not issue any certificate of deposit, stock certificate, or any other instrument or document representing any interest in the deposited funds. The Escrow Agent shall not be responsible for fees in conjunction with the issuance or transfer of the shares of Common Stock.

     11. The Company shall provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement, and the Escrow Agent may rely upon any such information provided. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability for any claims damages, losses, costs, or expenses, except for willful misconduct or gross negligence, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including the written notices provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine.

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

     12. The Company shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, costs of investigation and attorneys' fees and disbursements which may be imposed upon the Escrow Agent or incurred by the Escrow Agent hereunder in the performance of its duties hereunder, including any litigation arising from this Agreement, whether arising from any interpleader action under paragraph 5(a) or 13(a), or from any other suit or court proceeding arising in any other way from the Agreement or involving the subject matter hereof.

     13. If at any time a dispute shall exist as to the duties of the Escrow Agent or the terms hereof, or if the Escrow Agent fails to receive the instructions required in paragraph 6 within fifteen (15) days after the termination of the Escrow Period under paragraph 4, the Escrow Agent may, in its sole discretion, either: (a) deposit said funds with the Clerk of the District Court of the County of Arapahoe, State of Colorado and may interplead the parties hereto, or (b) pay said funds to the Company at its principal place of business at 1706 Winding Ridge Road, Knoxville, Tennessee 37922; provided, however, that if the dispute shall occur prior to the termination of the Escrow Period pursuant to Paragraph 4.B. above and the Escrow Agent desires to terminate its services under the terms of this Agreement, then, and in that event, the Escrow Agent shall return to each of the subscribers the amount paid by him for the purchase of the shares of Common Stock collected by the Escrow Agent, without interest or deduction, in the manner as provided in paragraph 5 hereof. The parties hereto, for themselves, their heirs, successors and assigns do hereby submit themselves to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph. The Escrow Agent shall be entitled to recover from the interpled funds all attorneys' fees and costs associated with the interpleader action.

     14. The Escrow Agent is hereby expressly authorized and directed to disregard any and all notices or warnings given by the Company, other than those notices and warnings specifically called for in the Agreement, or by any other person or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments, or decrees of any court, and in case the Escrow Agent obeys or complies with any such order, judgment, or decree of any court, it shall not be liable to the Company or to any other person, firm, or corporation by reason of such compliance, notwithstanding that any such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

     15. The Company paid the Escrow Agent a non-refundable fee of $1,000 upon the execution of the Fund Escrow Agreement dated August 1, 2000. In the event that this Agreement is terminated in such a manner as to cause funds to be returned to the original investors, the Company agrees to pay the Escrow Agent an additional fee of $5.00 per returned check to investors.

     16. This Agreement constitutes an integrated contract and is the entire Agreement between the parties. No parole evidence may be considered in determining the meaning of any term used herein or in interpreting this Agreement.

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     17. All notices,  demands,  or requests  required or  authorized  hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or sent telex, telegram, or cable to:

     In case of the Company:

           WEDGE NET EXPERTS, INC.
           1706 Winding Ridge Road
           Knoxville, Tennessee  37922
           Attention:  Mr. Gregory M. Walters, President

     with a copy to:

           PATRICIA CUDD, ESQ.
           Cudd & Associates
           1120 Lincoln Street, Suite #1507
           Denver, Colorado  80203

     In case of the Escrow Agent:

              FIRSTBANK OF LITTLETON, N.A.
              101 West County Line Road
              Littleton, Colorado  80126

     18. This Agreement shall be governed and interpreted by the laws of the State of Colorado.

     IN WITNESS WHEREOF, the Company and the Escrow Agent have executed this Escrow Agreement on the day and year first above written.


THE COMPANY:                            THE ESCROW AGENT:

WEDGE NET EXPERTS, INC.                 FIRSTBANK OF LITTLETON, N.A.




By: /s/ Dana E. Walters                    By: /s/ Shelley Schantini
   ------------------------------------        ---------------------------------
   Dana E. Walters, Treasurer/Secretary        Shelley Schantini, Vice President

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